Exhibit 3.1

AMENDMENT NO. 1

to the

BYLAWS OF PEOPLESOFT, INC.

(As Amended and Restated as of November 5, 2003)

     1.      Section 3.1 of Article III of the Bylaws of PeopleSoft, Inc. (As Amended and Restated as of November 5, 2003) (the “Bylaws”) shall be amended to read in its entirety as follows:

     3.1   POWERS; CHAIRMAN

     Subject to the provisions of the General Corporation Law of Delaware and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors. The Corporation may have, at the discretion of the board of directors, a chairman of the board and a vice-chairman of the board, as designated by the directors from among the members of the board of directors. The chairman of the board, if any, or in his or her absence the vice-chairman of the board, if any, shall, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the board of directors or prescribed by these bylaws.

     2.      Sections 5.1, 5.3, 5.7, 5.8 and 5.13 of Article V of the Bylaws shall be amended to read in their entirety as follows:

     5.1   OFFICERS

     The officers of the corporation shall be a chief executive officer, a president or (at the discretion of the board of directors) two co-presidents, a secretary and a chief financial officer. The corporation may also have, at the discretion of the board of directors, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, one or more assistant treasurers and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Any number of offices may be held by the same person.

     5.3   SUBORDINATE OFFICERS

     The board of directors may appoint, or empower the chief executive officer and/or the president (or co-presidents) to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

     5.7   PRESIDENT OR CO-PRESIDENTS

     Subject to the supervision of the chief executive officer, the president (or co-presidents, if applicable) shall, subject to the control of the board of directors, be the chief operating officer(s) of the corporation and shall have general supervision, direction, and control of the business and the officers of the corporation. The president (or co-presidents, if applicable) shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.

     5.8   VICE PRESIDENTS

     In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these bylaws, the chief executive officer or the president.

     5.13 REPRESENTATION OF SHARES OF OTHER CORPORATIONS

     The chief executive officer, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the chief executive officer, president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

     3.      Section 5.6 of Article V of the Bylaws, “CHAIRMAN OF THE BOARD” shall be deleted and replaced in its entirety as follows:

     5.6   CHIEF EXECUTIVE OFFICER

     The chief executive officer shall, subject to the control of the board of directors, have general supervision, direction and control of the business and the officers of the corporation. The chief executive officer shall preside at all meetings of the stockholders and, in the absence or nonexistence of a chairman of the board or vice chairman of the board, at all meetings of the board of directors. The chief executive officer shall have the general powers and duties of management usually vested in the office of the chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.

     Except as amended herein, the Bylaws shall remain in effect, unmodified.

     This Amendment No. 1 to the Bylaws shall be effective as of September 30, 2004.

Executed this 5th day of October 2004.
/s/ James P. Shaughnessy
James P. Shaughnessy
Senior Vice President and General Counsel

AMENDMENT NO. 2

to the

BYLAWS OF PEOPLESOFT, INC.

(As Amended and Restated as of November 5, 2003)

     Section 3.2 of Article III of the Bylaws of PeopleSoft, Inc. (As Amended and Restated as of November 5, 2003) (the “Bylaws”) shall be amended to read in its entirety as follows:

     3.2   NUMBER OF DIRECTORS

     The Board of Directors shall consist of seven (7) persons until changed by a proper amendment of this Section 3.2. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

     Except as amended herein and by previous amendments, the Bylaws shall remain in effect, unmodified.

     This Amendment No. 2 to the Bylaws shall be effective as of October 3, 2004.

Executed this 5th day of October 2004.
/s/ James P. Shaughnessy
James P. Shaughnessy
Senior Vice President and General Counsel